Exhibit 99.1

For immediate release	For More Information:
J. Bruce Hildebrand, Executive Vice President
325.627.7155
FIRST FINANCIAL BANKSHARES ANNOUNCES
FOURTH QUARTER RESULTS
AND 23RD YEAR OF CONSECUTIVE EARNINGS GROWTH
ABILENE, Texas, January 28, 2010 — First Financial Bankshares, Inc. (NASDAQ: FFIN) today reported earnings for the fourth quarter of 2009 of $12.54 million, down 3.8 percent compared with earnings of $13.04 million in the same quarter last year. For the year, net income increased 1.19 percent to $53.80 million in 2009 from $53.16 million the previous year, making 2009 the Company’s 23rd consecutive year of earnings growth.
Basic earnings per share were $0.60 for the fourth quarter of 2009 compared with $0.63 a year ago. For the year, basic earnings per share were $2.58, compared with $2.56 in the previous year.
Net interest income for the fourth quarter of 2009 was $32.54 million compared with $32.65 million in the same quarter last year. The net interest margin, on a taxable equivalent basis, was 4.74 percent for the fourth quarter of 2009 compared with 4.77 percent in the same period a year ago and 4.92 percent for the quarter ended September 30, 2009. The provision for loan losses was $4.37 million in the fourth quarter of 2009, up from $3.68 million in the same quarter last year. Nonperforming assets as a percentage of loans and foreclosed assets totaled 1.46 percent at December 31, 2009, compared with 1.30 basis points at September 30, 2009, and 80 basis points at December 31, 2008.
Noninterest income in the fourth quarter of 2009 was $12.06 million compared with $11.40 million in the same quarter a year earlier. Trust fees increased to $2.51 million in the fourth quarter of 2009 compared with $2.21 million in the same quarter last year. Service charges on deposit accounts were $5.66 million compared with $5.59 million a year ago. Real estate mortgage fees increased to $732,000 from $518,000 in the same quarter last year. ATM and debit card fees increased to $2.48 million from $2.28 million a year ago.
Noninterest expense rose 5.1 percent in the fourth quarter of 2009 to $23.68 million from $22.53 million in the same quarter last year. FDIC insurance premiums were $819,000 during the fourth quarter, compared with $214,000 in the same quarter last year. The Company’s efficiency ratio in the fourth quarter of 2009 was 50.18 percent compared with 48.88 percent in the same quarter a year ago. Salaries and employee benefits increased to $13.05 million from $11.74 million a year ago primarily due to increased pension plan expense, which was frozen in 2003, and the opportunity to hire additional high quality and experienced bankers.

As previously noted, the Company reported its 23rd consecutive year of earnings growth in 2009, with net income of $53.80 million in 2009 compared with $53.16 million the previous year. Net interest income increased 4.3 percent to $129.17 million from $123.90 million last year. Noninterest income decreased 1.73 percent from $49.45 million to $48.60 million primarily due to less usage of overdraft privilege and a $692,000 decline in income from student loan sales as the Company exited the student loan program. Noninterest expense was $94.00 million in 2009, up 2.6 percent from $91.59 million a year ago. Salaries and employee benefits increased to $49.49 million from $45.29 million a year ago. The largest increase in noninterest expenses was FDIC insurance premiums which increased $4.24 million over the prior year.
As of December 31, 2009, consolidated assets for the Company totaled $3.28 billion compared with $3.21 billion a year ago. Loans totaled $1.51 billion at quarter end, compared with loans of $1.57 billion a year ago. Total deposits were $2.68 billion as of December 31, 2009, compared with $2.58 billion a year earlier. Shareholders’ equity rose to $415.70 million as of December 31, 2009, compared with $368.78 million the prior year.
“We are extremely pleased to report another year of earnings growth, especially in light of the challenges of the national recession, low interest rates, higher loan loss provisions and a significant increase in FDIC insurance premiums,” said F. Scott Dueser, Chairman, President and Chief Executive Officer. “Throughout the year, our bank presidents did an exceptional job of managing their net interest margin, improving their efficiencies and minimizing credit losses. We continue to aggressively address our nonperforming assets and are committed to the highest performance and service for our shareholders and customers.”
About First Financial Bankshares
Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates ten separately chartered banks with 48 locations in Texas. The bank subsidiaries are First Financial Bank, N.A., Abilene, Albany, Clyde and Moran; First Financial Bank, N.A., Eastland, Ranger and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado and Midlothian; First Financial Bank, Hereford; First Financial Bank, N.A., Mineral Wells; First Financial Bank, N.A., San Angelo; First Financial Bank, N.A., Southlake, Bridgeport, Boyd, Decatur, Keller and Trophy Club; First Financial Bank, N.A., Stephenville, Granbury, Glen Rose and Acton; First Financial Bank, N.A., Sweetwater, Roby, Trent and Merkel; and First Financial Bank, N.A., Weatherford, Willow Park, Aledo and Brock. The Company also operates First Financial Trust & Asset Management Company, N.A., with six locations and First Technology Services, Inc., a technology operating company.
The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our Web site at http://www.ffin.com.
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Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast” and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

FIRST FINANCIAL BANKSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except share and per share data)

	December 31,
	2009	2008
ASSETS:
Cash and due from banks	$139,917	$137,570
Interest bearing deposits in banks	167,336	3,658
Fed funds sold	14,290	27,660
Investment securities	1,285,377	1,318,406
Loans	1,514,368	1,566,143
Allowance for loan losses	(27,612)	(21,529)

Net loans	1,486,756	1,544,614
Premises and equipment	64,363	65,675
Goodwill	62,112	62,112
Other intangible assets	1,040	1,891
Other assets	58,265	50,799

Total assets	$3,279,456	$3,212,385

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$836,323	$797,077
Interest-bearing deposits	1,848,434	1,785,676

Total deposits	2,684,757	2,582,753
Short-term borrowings	146,094	235,598
Other liabilities	32,903	25,252
Shareholders’ equity	415,702	368,782

Total liabilities and shareholders’ equity	$3,279,456	$3,212,385

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
INCOME STATEMENTS
Interest income	$36,417	$39,239	$146,445	$159,154
Interest expense	3,872	6,593	17,274	35,259

Net interest income	32,545	32,646	129,171	123,895
Provision for loan losses	4,365	3,683	11,419	7,957

Net interest income after provision for loan losses	28,180	28,963	117,752	115,938
Noninterest income	12,061	11,395	48,598	49,453
Noninterest expense	23,675	22,532	94,000	91,587

Net income before income taxes	16,566	17,826	72,350	73,804
Income tax expense	4,025	4,787	18,553	20,640

Net income	$12,541	$13,039	$53,797	$53,164

PER COMMON SHARE DATA
Net income — basic	$0.60	$0.63	$2.58	$2.56
Net income — diluted	0.60	0.62	2.58	2.55
Cash dividends	0.34	0.34	1.36	1.34
Book value			19.96	17.73
Market value			54.23	55.21
Shares outstanding — end of period	20,826,431	20,799,198	20,826,431	20,799,198
Average outstanding shares — basic	20,823,913	20,794,783	20,813,590	20,787,243
Average outstanding shares — diluted	20,851,925	20,863,659	20,837,457	20,841,363

PERFORMANCE RATIOS
Return on average assets	1.56%	1.64%	1.72%	1.74%
Return on average equity	12.07	14.79	13.63	15.27
Net interest margin (tax equivalent)	4.74	4.77	4.80	4.67
Efficiency ratio	50.18	48.88	50.11	50.76

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Quarter Ended
	2009				2008
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$25,532	$23,247	$22,652	$21,529	$20,048
Loans charged off	(2,430)	(1,662)	(1,225)	(893)	(2,406)
Loan recoveries	145	241	232	255	204

Net charge-offs	(2,285)	(1,421)	(993)	(638)	(2,202)
Provision for loan losses	4,365	3,706	1,588	1,761	3,683

Balance at end of period	$27,612	$25,532	$23,247	$22,652	$21,529

Allowance for loan losses / period-end loans	1.82%	1.76%	1.57%	1.53%	1.37%
Allowance for loan losses / nonperforming loans	148.8	174.4	225.4	233.5	216.8
Net charge-offs / average loans (annualized)	0.62	0.38	0.27	0.17	0.56

NONPERFORMING ASSETS
Nonaccrual loans	$18,540	$14,585	$10,242	$9,606	$9,893
Accruing loans 90 days past due	15	56	72	94	36

Total nonperforming loans	18,555	14,641	10,314	9,700	9,929
Foreclosed assets	3,533	4,367	3,755	4,415	2,602

Total nonperforming assets	$22,088	$19,008	$14,069	$14,115	$12,531

As a % of loans and foreclosed assets	1.46%	1.30%	0.95%	0.95%	0.80%
As a % of end of period total assets	0.67	0.62	0.46	0.45	0.39

CAPITAL RATIOS
Tier 1 Risk-based	17.73%	18.12%	17.36%	16.80%	15.89%
Total Risk-based	18.99	19.37	18.61	18.05	17.04
Tier 1 Leverage	10.69	10.83	10.53	10.01	9.68
Equity to assets	12.68	13.51	12.64	12.22	11.48

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
NONINTEREST INCOME
Gain (loss) on sale of student loans, net	$94	$(42)	$983	$1,675
Gain on securities transactions, net	206	346	1,851	1,052
Trust fees	2,513	2,211	9,083	9,441
Service charges on deposits	5,662	5,591	21,956	22,597
Real estate mortgage fees	732	518	2,909	2,536
Net gain (loss) on sale of foreclosed assets	(361)	(111)	(548)	5
ATM and credit card fees	2,484	2,281	9,546	8,904
Other noninterest income	731	601	2,818	3,243

Total Noninterest Income	$12,061	$11,395	$48,598	$49,453

NONINTEREST EXPENSE
Salaries and employee benefits, excluding profit sharing	$12,431	$11,291	$47,126	$45,879
Profit sharing expense	621	449	2,360	3,406
Net occupancy expense	1,508	1,670	6,293	6,735
Equipment expense	1,915	1,941	7,743	7,547
Printing, stationery and supplies	486	458	1,892	1,891
ATM and credit card expenses	738	1,172	3,200	4,443
Audit fees	224	310	1,063	1,194
Legal, tax and professional fees	782	769	3,253	2,977
FDIC Insurance premiums	819	214	4,893	652
Correspondent bank service charges	193	300	1,032	1,169
Advertising and public relations	783	655	2,566	2,590
Amortization of intangible assets	199	287	851	1,204
Other noninterest expense	2,976	3,016	11,728	11,900

Total Noninterest Expense	$23,675	$22,532	$94,000	$91,587

TAX EQUIVALENT YIELD ADJUSTMENT	$2,575	$2,060	$9,832	$7,087

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	December 31, 2009
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest-earning assets:
Fed funds sold	$21,507	$7	0.13%
Interest-bearing deposits in nonaffiliated banks	142,242	198	0.55%
Taxable securities	852,384	9,013	4.23%
Tax exempt securities	455,022	6,992	6.15%
Loans	1,466,614	22,782	6.16%

Total interest-earning assets	2,937,769	38,992	5.27%
Noninterest-earning assets	243,379

Total assets	$3,181,148

Interest-bearing liabilities:
Deposits	$1,787,736	$3,706	0.82%
Fed funds purchased and other short term borrowings	159,052	166	0.41%

Total interest-bearing liabilities	1,946,788	3,872	0.79%

Noninterest-bearing liabilities	822,065
Shareholders’ equity	412,295

Total liabilities and shareholders’ equity	$3,181,148

Net interest income and margin (tax equivalent)		$35,120	4.74%

	Year Ended
	December 31, 2009
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest-earning assets:
Fed funds sold	$33,527	$74	0.22%
Interest-bearing deposits in nonaffiliated banks	58,227	341	0.59%
Taxable securities	874,331	37,115	4.24%
Tax exempt securities	433,780	26,950	6.21%
Loans	1,494,876	91,797	6.14%

Total interest-earning assets	2,894,741	156,277	5.40%
Noninterest-earning assets	230,811

Total assets	$3,125,552

Interest-bearing liabilities:
Deposits	$1,755,275	$16,474	0.94%
Fed funds purchased and other short term borrowings	183,228	800	0.44%

Total interest-bearing liabilities	1,938,503	17,274	0.89%

Noninterest-bearing liabilities	792,237
Shareholders’ equity	394,812

Total liabilities and shareholders’ equity	$3,125,552

Net interest income and margin (tax equivalent)		$139,003	4.80%